Exhibit 99.1

PRIMUS GUARANTY ANNOUNCES DIRECTOR ELECTIONS

Hamilton, Bermuda, May 5, 2009 – Primus Guaranty, Ltd. (NYSE:PRS) today announced that its shareholders re-elected Frank P. Filipps and Thomas J. Hartlage to its board of directors and that David Czerniecki was appointed to its board to fill a vacancy. The company’s board now has nine directors. Messrs. Filipps and Hartlage were elected as Class II directors with a term expiring in 2012 and Mr. Czerniecki was appointed as a Class I director with a term expiring in 2010. Mr. Czerniecki will serve on the board’s Finance and Investment Committee.

“We’re pleased that Frank Filipps and Thomas Hartlage will continue to serve as directors on the board,” said Michael P. Esposito, Jr., chairman, Primus Guaranty. “Their experience and knowledge in the financial and credit markets will continue to benefit our company. We’re also pleased that David Czerniecki has joined Primus’ board of directors. David Czerniecki is a valuable addition to the board and I look forward to the important contributions he will make as a director.”

Mr. Czerniecki has served on the board of directors of Primus Financial Products, LLC since February 2005. He is currently Managing Director of XL Investment Management, a subsidiary of XL Capital Ltd. (NYSE:XL). Prior to assuming his current position at XL Investment Management, Mr. Czerniecki served in senior executive capacities for other XL affiliates, including Managing Director of XL Capital Investment Partners, Senior Managing Director of XL Capital Assurance Inc. and President and Chief Investment Officer of XL Portfolio Advisors.

Mr. Czerniecki served as a Senior Vice President at Lehman Brothers Inc., from May 1998 until February 2000. Before joining Lehman Brothers, he was a Senior Vice President at Capital Markets Assurance Corporation/MBIA Insurance Corporation. Mr. Czerniecki has prior experience at Credit Lyonnais, National Westminster Bank and Prudential Bache Securities.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products provides protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.